EXHIBIT 99.1

Superconductor Technologies Reports 2012 Fourth Quarter and Year-End Results

- Wire samples for new superconducting fault current limiter and motor applications shipped in Q4 -

- Pipeline of customer requests for Conductus® 2G HTS wire continues to increase -

- Positioned to begin pilot production of Conductus wire in 2013 -

AUSTIN, Texas, March 7, 2013 (GLOBE NEWSWIRE) -- Superconductor Technologies Inc. (STI) (Nasdaq:SCON), a world leader in the development and production of high temperature superconducting (HTS) materials and associated technologies, reported results for the quarter and year-ended December 31, 2012.

"2012 has been a watershed year as STI strives to become a leading producer of second generation (2G) HTS wire," said Jeff Quiram, STI's president and chief executive officer. "In the past year, we installed a complete suite of Conductus® wire manufacturing equipment at our new Advanced Manufacturing Center of Excellence facility in Austin. Our IBAD system is operational and has been producing fully compliant material for several quarters. Our new SDP system is operational and in the last two weeks we produced 50 meters of 10 centimeter wide substrate in a continuous run that met our substrate performance requirements. This is a significant milestone in our efforts to produce wider and longer wire substrate, which we will utilize to produce longer lengths of Conductus wire. We have completed several production runs of our new 100 meter RCE tool. Our technical team continues to make very significant progress in turning up this machine, and we believe we will solve the remaining operational issues in the near future.

"We are now positioned to begin the pilot production of Conductus wire in 2013. Our HTS wire template offers a unique performance advantage that we intend to exploit. Recent testing in January confirmed that Conductus wire met the product requirements for several existing low temperature wire applications. These results continue to demonstrate that Conductus wire is suitable for a variety of markets with superconducting needs, including applications that are currently utilizing low temperature wire. In the fourth quarter, we also shipped Conductus wire samples to several new potential customers for qualification testing in fault current limiter and superconducting motor applications.

"In summary, STI is producing 2G HTS wire that exceeds previously published industry performance metrics. We enter 2013 ready to begin pilot production of Conductus in lengths of up to 100 meters. Customer interest in our wire continues to increase. We believe that the current requests already in house will consume all of the wire we expect to produce through the first few quarters of 2013. In conjunction with customer efforts to utilize our wire in their power devices, we are focused on producing longer lengths of wire to meet those needs. We look forward to fulfilling our customers' demand for Conductus in 2013 and beyond," Quiram concluded.

In the fourth quarter, net revenues were $1.1 million, compared to net revenues of $1.3 million in the third quarter of 2012 and $284,000 in the fourth quarter of 2011. Net loss for the fourth quarter was $2.3 million, or a net loss of $0.05 per basic and diluted share, compared to a net loss of $2.3 million, or a net loss of $0.06 per basic and diluted share, in the third quarter of 2012 and a net loss of $3.1 million, or a net loss of $0.10 per basic and diluted share, in the fourth quarter of 2011.

For the full year 2012, net revenues were $3.5 million, compared to net revenues of $3.5 million for 2011. The net loss for 2012 was $10.9 million, or a net loss of $0.28 per basic and diluted share, compared to a net loss of $13.4 million, or a net loss of $0.42 per basic and diluted share, for 2011.

As of December 31, 2012, STI had $3.6 million in cash and cash equivalents. During the fourth quarter of 2012, STI received net proceeds of $2.7 million from registered direct offerings of common stock. STI anticipates that the Company's independent registered public accounting firm's report on the consolidated financial statements for the year ended December 31, 2012 to be included in the company's upcoming 10-K for 2012 will, as it did last year, include an explanatory paragraph expressing substantial doubt about the company's ability to continue as a going concern due to a history of past losses and negative cash flows.

Investor Conference Call

STI will host an investor conference call and simultaneous webcast today, March 7th, at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time. The call will be accessible live by dialing 1-877-941-6009 at least 10 minutes before the start of the conference. International participants may dial 1-480-629-9819. The conference ID is 4600818. The call will be webcast and can be accessed from the "Investor Relations" section of the company's website at http://www.suptech.com. A telephone replay will be available until midnight ET on March 12th by dialing 1-800-406-7325 or 1-303-590-3030, and entering pass code 4600818. A replay will also be available at the web address above.

About Superconductor Technologies Inc. (STI)

Superconductor Technologies Inc., headquartered in Austin, TX, has been a world leader in HTS materials since 1987, developing more than 100 patents as well as proprietary trade secrets and manufacturing expertise. For more than a decade, STI has been providing innovative interference elimination and network enhancement solutions to the commercial wireless industry. The company is currently leveraging its key enabling technologies, including RF filtering, HTS materials and cryogenics to develop energy efficient, cost-effective and high performance second generation (2G) HTS wire for existing and emerging power applications, to develop applications for advanced RF wireless solutions and innovative adaptive filtering, and for government R&D. Superconductor Technologies Inc.'s common stock is listed on the NASDAQ Capital Market under the ticker symbol "SCON." For more information about STI, please visit http://www.suptech.com.

The Superconductor Technologies Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3963

Safe Harbor Statement

Statements in this press release regarding our business that are not historical facts are "forward-looking statements" that involve risks and uncertainties. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors, which could cause actual results to differ materially from the forward-looking statements. These factors and uncertainties include, but are not limited to: our limited cash and a history of losses; the limited number of potential customers; the limited number of suppliers for some of our components and our HTS wire; there being no significant backlog from quarter to quarter; our market being characterized by rapidly advancing technology; overcoming technical challenges in attaining milestones to develop and manufacture commercial lengths of our HTS wire; customer acceptance of our HTS wire; fluctuations in product demand from quarter to quarter; the impact of competitive filter products, technologies and pricing; manufacturing capacity constraints and difficulties; our ability to raise sufficient capital to fund our operations (whether through registered direct offerings or otherwise), and the impact on our strategic wire initiative of any inability to raise such funds; the impact of any such financing activity on the level of our stock price, which may decline in connection with the sales under registered direct offerings or otherwise; the dilutive impact of any issuances of securities to raise capital; and local, regional, and national and international economic conditions and events and the impact they may have on us and our customers, such as the current worldwide recession.

Forward-looking statements can be affected by many other factors, including, those described in the "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of STI's Annual Report on Form 10-K for the year ended December 31, 2011 and in STI's other public filings. These documents are available online at STI's website, www.suptech.com, or through the SEC's website, www.sec.gov. Forward-looking statements are based on information presently available to senior management, and STI has not assumed any duty to update any forward-looking statements.

Investor Relations Contact
Cathy Mattison or Kirsten Chapman
LHA +1-415-433-3777 invest@suptech.com

– Tables to Follow –

SUPERCONDUCTOR TECHNOLOGIES INC.
CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended		Year Ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
	unaudited		unaudited	audited
Net revenues:
Net commercial product revenues	$ 1,063,000	$ 242,000	$ 3,237,000	$ 3,416,000
Government and other contract revenues	70,000	42,000	222,000	83,000

Total net revenues	1,133,000	284,000	3,459,000	3,499,000

Costs and expenses:
Cost of commercial product revenue	907,000	1,407,000	3,850,000	5,434,000
Cost of government and other contract revenue	52,000	40,000	165,000	79,000
Research and development	1,240,000	911,000	5,030,000	5,325,000
Selling, general and administrative	1,241,000	1,329,000	5,440,000	6,322,000
Total costs and expenses	3,440,000	3,687,000	14,485,000	17,160,000

Loss from operations	(2,307,000)	(3,403,000)	(11,026,000)	(13,661,000)

Other Income and Expense
Interest income	--	2,000	6,000	22,000
Other Income	48,000	269,000	92,000	269,000
Interest expense	--	--	--	(13,000)
Net loss	$ (2,259,000)	$ (3,132,000)	$ (10,928,000)	$ (13,383,000)

Basic and diluted loss per common share	$ (0.05)	$ (0.10)	$ (0.28)	$ (0.42)

Weighted average number of common shares outstanding	41,882,777	33,688,282	39,233,785	31,824,918

SUPERCONDUCTOR TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2012	2011
ASSETS	Unaudited
Current Assets:
Cash and cash equivalents	$ 3,634,000	$ 6,165,000
Accounts receivable, net	122,000	61,000
Inventory, net	51,000	1,609,000
Prepaid expenses and other current assets	315,000	472,000
Total Current Assets	4,122,000	8,307,000

Property and equipment, net of accumulated depreciation of $19,445,000 and $19,748,000, respectively	6,242,000	2,871,000
Patents, licenses and purchased technology, net of accumulated amortization of $2,367,000 and $2,342,000, respectively	889,000	1,409,000
Other assets	776,000	362,000
Total Assets	$ 12,029,000	$ 12,949,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$ 603,000	$ 534,000
Accrued expenses	460,000	612,000
Total Current Liabilities	1,063,000	1,146,000

Other long term liabilities	674,000	628,000
Total Liabilities	1,737,000	1,774,000

Stockholders' Equity:
Preferred stock, $.001 par value, 2,000,000 shares authorized, 564,642 and 564,642 issued and outstanding, respectively	1,000	1,000
Common stock, $.001 par value, 250,000,000 shares authorized, 50,324,288 and 33,362,281 shares issued and outstanding, respectively	50,000	33,000
Capital in excess of par value	272,185,000	262,157,000
Accumulated deficit	(261,944,000)	(251,016,000)
Total Stockholders' Equity	10,292,000	11,175,000

Total Liabilities and Stockholders' Equity	$ 12,029,000	$ 12,949,000

SUPERCONDUCTOR TECHNOLOGIES INC.
CONSOLIDATED STATEMENT OF CASH FLOWS

	Years Ended December 31,
	2012	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:	Unaudited
Net loss	$ (10,928,000)	$ (13,383,000)	$ (11,968,000)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	313,000	805,000	976,000
Stock-based compensation expense	854,000	1,563,000	1,159,000
Provision for excess and obsolete inventories	270,000	717,000	360,000
Fair value of derivatives	--	--	(171,000)
Write off of intangibles	213,000	844,000	--
Gain on disposal of property and equipment	(92,000)	(269,000)	--
Changes in assets and liabilities:
Accounts receivable	(61,000)	46,000	354,000
Inventories	1,289,000	(96,000)	54,000
Prepaid expenses and other current assets	159,000	(127,000)	101,000
Patents and licenses	(199,000)	(66,000)	(215,000)
Other assets	9,000	(152,000)	5,000
Accounts payable, accrued expenses and other current liabilities	(53,000)	100,000	(40,000)
Net cash used in operating activities	(8,226,000)	(10,018,000)	(9,385,000)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(3,588,000)	(2,254,000)	(375,000)
Net proceeds from sale of property and equipment	92,000	269,000	--
Net cash used in investing activities	(3,496,000)	(1,985,000)	(375,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchase of common shares for withholding obligations	(120,000)	(303,000)	(573,000)
Net proceeds from sale of common stock	9,311,000	12,402,000	6,037,000

Net cash provided by financing activities	9,191,000	12,099,000	5,464,000
Net increase (decrease) in cash and cash equivalents	(2,531,000)	96,000	(4,296,000)
Cash and cash equivalents at beginning of year	6,165,000	6,069,000	10,365,000
Cash and cash equivalents at end of year	$ 3,634,000	$ 6,165,000	$ 6,069,000